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                                  EXHIBIT 11.1

                        CKS GROUP, INC. AND SUBSIDIARIES

                        STATEMENT REGARDING COMPUTATION
                             OF EARNINGS PER SHARE

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                           THREE MONTHS ENDED              SIX MONTHS ENDED
                                                      ---------------------------    ----------------------------
                                                      JUNE 1, 1997   MAY 31, 1996    JUNE 1, 1997    MAY 31, 1996
                                                      ------------   ------------    ------------    ------------
 Pro forma net income*                                  $ 2,838         $ 2,356         $ 3,770       $  3,394
                                                        -------         -------         -------       --------
 Weighted average number of common shares
   outstanding                                           14,317          13,610          14,198         13,402
 Number of common stock equivalents
    as a result of stock options outstanding using
    the treasury stock method                               670             640             755            634
                                                        -------         -------         -------       --------
 Shares used in per share computation                    14,987          14,250          14,953         14,036
                                                        -------         -------         -------       --------
 Net income per share                                      0.19            0.17            0.25           0.24
                                                        =======         =======         =======       ========

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*    Pro forma net income gives effect to the pooling-of-interests combination between the Company and McKinney & Silver ("M&S"). M&S was a general partnership and, as a result, M&S's historical results of operations, which have been included with the Company's under the pooling of interests method, do not include a provision for income taxes. Pro forma income and net income per share include a tax provision as if M&S had been a taxable "C" corporation for all periods.